Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Increases Investment in Windset

Landec Also Secures New Equipment Loan and Increased Line of Credit

MENLO PARK, Calif.--(BUSINESS WIRE)—July 18, 2014--Landec Corporation (Nasdaq:LNDC), a materials science Company that develops and markets innovative and patented products for healthy living applications in food and biomedical markets, announced that its subsidiary, Apio, Inc., has increased its equity investment in Windset Holdings 2010 Ltd. (“Windset”) by purchasing 15,857 shares of non-voting Junior Preferred Stock which represents 8.5% of the outstanding Junior Preferred Stock and an additional 68 shares of Common Stock from the Newell Capital Corporation. The purchase of the 68 shares of Common Stock of Windset represents an additional 6.8% share in Apio’s ownership in Windset and increases Apio’s total Common Stock ownership in Windset from 20.1% to 26.9%.

The aggregate purchase price for the Junior Preferred Stock and the additional Common Stock was $11.0 million. With the increase in Apio’s Common Stock ownership, beginning in the first quarter of fiscal 2015, Apio will recognize 26.9% of the quarterly change in the fair market value of Windset. The increased ownership is not expected to have a significant impact on the change in the fair market value recognized by Apio in fiscal 2015 since the purchase of the new 68 shares of Common Stock approximated fair market value at the time of transaction.

Apio’s strategic partnership with Windset, a leading grower of high tech greenhouse produce, began in July 2010 when Apio granted an exclusive license to Windset to use Landec’s BreatheWay® packaging technology for cucumbers, peppers and tomatoes. In February 2011, Apio purchased $15 million of non-voting Senior Preferred Stock and 201 shares of Common Stock in Windset which represented a 20.1% equity ownership interest in Windset.

Apio’s increased equity investment in Windset is the continuation of its ongoing strategic objective to pursue opportunities provided by healthy living trends that are driving increased consumer demand for fresh vegetables and fruit. Apio recognizes Windset as the most advanced and highest yielding hydroponic greenhouse vegetable producer in North America where the demand for hydroponic greenhouse grown produce is rapidly increasing. The hydroponic greenhouse process uses no soil and a fraction of the water required in field production. Furthermore, the process results in higher yields per acre and is not burdened with traditional weather-related risks.

The annual dividend on the Junior Preferred Stock is determined by the Windset Board of Directors up to a maximum rate of 7.5%. In accordance with the agreement, the dividend rate approved by the Windset Board for the Junior Preferred Stock will also be applied to the Senior Preferred Stock in addition to the current annual dividend. For example, if the dividend approved for the Junior Preferred Stock is the maximum 7.5%, Apio would receive an additional 7.5% dividend on its Senior Preferred Stock, or $1,125,000, and a dividend on its Junior Preferred Stock of $384,000. When the new dividends are combined with the $1,125,000 annual 7.5% cumulative dividend Apio already receives on its Senior Preferred Stock, the total annual dividend would be approximately $2.6 million.

The new Common Stock Apio has purchased will be included in the original put/call option which can be triggered on or after February 15, 2017, whereby Apio can exercise the put to sell its shares to Windset, or Windset can exercise the call to purchase the shares from Apio, at a price equal to the original purchase price of $15 million for the Senior Preferred Stock plus Apio’s pro-rata 26.9% share of the then fair market value of Windset. The new Junior Preferred Stock purchased by Apio also has a put/call feature whereby Apio can put the shares or Windset can call the shares on or after February 15, 2020 for the agreed upon liquidation value of $5.1 million.

Ron Midyett, Apio’s CEO, commented, “Our strategic partnership with Windset continues to expand. We are pleased that Windset is now selling both packaged cucumbers and peppers using our BreatheWay packaging technology with sales of those products rapidly expanding. We are working collaboratively on additional opportunities for Windset to leverage Apio’s BreatheWay packaging.”

Gary Steele, Landec’s Chairman and CEO, added, “We are excited about increasing our ownership in Windset. During 2013, Windset doubled its production capacity in Santa Maria, California to 128 acres or 6 million square feet. Demand for Windset’s products continues to increase and we expect further expansion by Windset over the next few years.

“As weather-related challenges affect produce sourcing, we believe Windset’s hydroponic greenhouse expertise and leadership will continue to attract retailers, club stores and foodservice operators seeking long-term stability in sourcing produce. We believe Apio and Windset are well positioned to capitalize on the healthy living trends which are driving increased consumer demand for fresh vegetables and fruit.”

In conjunction with the increased investment in Windset, Apio has secured a new $25 million equipment loan from GE Capital. Approximately $11 million will be funded by August 1, 2014 and be used to pay for the new investment in Windset with the remaining amount available for future draw downs based on Apio’s equipment purchases between July 1, 2014 and August 31, 2015. The equipment loan carries a 3.53% fixed interest rate with a 5-year term and a 7-year amortization period.

In addition, Apio’s line of credit with GE Capital has been increased to $40 million from $25 million and the interest rate has been reduced to Libor plus 1.75% from the prior Libor plus 2.0%. The term of the amended line of credit is 5 years.

About Windset Farms®

Windset Farms, with greenhouses and contract greenhouse growers in the United States, Canada and Mexico, markets in excess of 750 acres of greenhouse grown produce and is one of the largest growers and marketers of high tech greenhouse produce in North America. Windset products are sold across Western Canada, the Western United States and Midwest, Mexico and Asia. Windset grows only non-GMO produce including peppers, cucumbers, tomatoes, lettuce, eggplant and endive. The company’s facilities combine state-of-the-art technology and old-fashioned attention to detail to ensure optimal growing conditions and sustainable practices. Windset Farms was recently named the best tomato grower in marketing and sales, winning the Tomato Inspiration Award 2014 out of 100 top tomato growers invited to attend the first annual Tomato Inspiration Event hosted by HortiBiz and eight partners held in Berlin. For more information about the award please visit http://www.hortibiz.com/hortibiz/nieuws/windset-farms-wins-tomato-inspiration-award-2014/ and for more information about Windset Farms please visit the company website at www.windsetfarms.com.

About Landec Corporation

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 26, 2013 (See Item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.